Exhibit 8.2

Teekay Tankers Ltd. 4th Floor, Belvedere Building 69 Pitts Bay Road Hamilton HM 08 Bermuda

Our reference: 25248.50020/80400783v2

November 18, 2015

Registration Statement on Form F-3 – Exhibit 8.2 Opinion

Dear Sirs:

We have acted as special counsel as to matters of the law of the Republic of the Marshall Islands (“Marshall Islands Law”) for Teekay Tankers Ltd. (the “Company”) in connection with the issuance and sale by the Company of up to $80,000,000 aggregate offering price of shares of the Company’s Class A common stock, par value $0.01 per share, pursuant to the Company’s Registration Statement on Form F-3 (No. 333-205643) filed July 13, 2015 and declared effective on July 23, 2015 (the “Registration Statement”), the prospectus dated July 13, 2015 (the “Base Prospectus”), and the prospectus supplement to the Base Prospectus dated November 18,, 2015 (the “Prospectus Supplement”).

As such counsel, we have examined originals or copies (certified or otherwise identified to our satisfaction) of the following documents:

(i)	the Registration Statement;

(ii)	the Base Prospectus;

(iii)	the Prospectus Supplement; and

(iv)

such corporate records, certificates, agreements, documents or other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company and other affiliates of the Company as we have deemed relevant and necessary.

In such examination, we have assumed: (a) the legal capacity of each natural person, (b) the genuineness of all signatures and the authenticity of all documents submitted to us as originals, (c) the conformity to original documents of all documents submitted to us as conformed or photostatic copies, (d) that the documents reviewed by us in connection with the rendering of the opinion set forth herein are true, correct, and complete, and (e) the truthfulness of each statement as to all factual matters contained in any document or certificate encompassed within the due diligence review undertaken by us.

This opinion letter is limited to Marshall Islands Law. We expressly disclaim any responsibility to advise of any development or circumstance of any kind, including any change of law or fact that may occur after the date of this opinion letter that might affect the opinion expressed herein.

Based on the facts as set forth in the Registration Statement, the Base Prospectus and the Prospectus Supplement, and having regard to legal considerations which we deem relevant, and subject to the qualifications, limitations and assumptions set forth herein, we hereby confirm that we have reviewed the discussion set forth in the Prospectus Supplement under the caption “Non-United States Tax Considerations” and we confirm that the statements in such discussion, to the extent they constitute legal conclusions, unless otherwise noted, are the opinion of Watson Farley & Williams LLP with respect to Marshall Islands tax consequences as of the date of the Prospectus Supplement (except for the representations and statements of fact of the Company included under such caption, as to which we express no opinion).

We consent to the filing of this opinion as an exhibit to a [Report on Form 6-K] of the Company, the discussion of this opinion in the Registration Statement, and to the references to our firm in the Registration Statement, the Base Prospectus and the Prospectus Supplement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in the Securities Act.

Very truly yours,

/s/ Watson Farley & Williams LLP

Watson Farley & Williams LLP

80400783v2